Exhibit 99.2

Investor Update June 18, 2015

This presentation contains certain statements relating to future events and our intentions, beliefs, expectations, and predictions for the future. Any such statements other than statements of historical fact are forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Words or phrases such as “anticipate,” “believe,” “plan,” “estimate,” “project,” “may,” “will,” “intend,” “target,” “expect,” “would” or “could” (including the negative variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These statements relate to, among other things: (i) the anticipated timing of an investment decision regarding the possible construction of an ethane cracker for producing ethylene; (ii) the estimated length of time it would take to construct the proposed ethane cracker, as well as when that construction may begin; (iii) the anticipated benefits to Axiall of an investment in the proposed ethane cracker; (iv) the amount of Axiall’s future ethylene requirements that may be acquired by Axiall at producer-based economics, and the anticipated benefits of acquiring such ethylene at producer-based economics; (v) Axiall’s plans, objectives, expectations and intentions regarding its ethylene requirements and sources of supply for those requirements; and  (vi) other statements of expectations concerning matters that are not historical facts. These statements are based on the current expectations of our management. There are a number of risks and uncertainties that could cause our actual results and timing to differ materially from the forward-looking statements included in this presentation. These risks and uncertainties include, among other things: (i) uncertainties caused by volatility in energy and feedstock markets, including future prices, industry capacity levels and demand for Axiall’s products, raw materials and energy costs and availability, and feedstock availability and prices, including without limitation, the future market prices for ethylene; (ii) the current and future state of the engineering, procurement and construction-labor market in the U.S. Gulf Coast; (iii) the inability of Lotte Chemical to obtain the approval from its Board of Directors necessary for Lotte’s investment in, and the construction of, the proposed ethane cracker and related MEG plant;  (iv) Axiall’s inability to: (a) negotiate the terms and conditions of various other agreements with Lotte Chemical on commercially acceptable terms or at all; (b) complete the permitting process and obtain other governmental approvals for the proposed ethane cracker in a timely manner or at all; (c) fund or obtain financing for its capital investment in the proposed ethane cracker on commercially acceptable terms or at all; or (d) obtain the approval of its Board of Directors necessary for it to make the investment in the proposed ethane cracker, or of the financing necessary to fund any such investment; and (v) uncertainties regarding  changes in governmental and environmental regulations and the costs and operating restrictions associated with compliance therewith, the adoption of new laws or regulations that may make it more difficult or expensive to operate Axiall’s businesses or manufacture its products, Axiall’s ability to generate sufficient cash flows from its business, future economic conditions in the specific industries to which its products are sold, and global economic conditions. In light of these risks, uncertainties, assumptions, and factors, the forward-looking events discussed in this presentation may not occur. Other unknown or unpredictable factors could also have a material adverse effect on Axiall’s actual future results, performance, or achievements. For a further discussion of these and other risks and uncertainties applicable to Axiall and its business, see Axiall’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and subsequent filings with the SEC. As a result of the foregoing, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. Axiall does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events, or changes in its expectations, except as required by law.

Update on Recent Initiatives Capital-lite Ethylene Integration Expense Reduction and Productivity Improvement Program Manufacturing Leadership Realignment Completed Increased Financial Flexibility + +

Revised JV agreement with Lotte

Capital-lite Lotte JV Agreement

Advantaged Ethylene	• Approximately 220 million lbs per year at cost • Approximately 880 million lbs per year on advantaged basis • Represents ~50% of Axiall's annual requirements

Prudent Balance Sheet Management	• Axiall investments total $225 million between 2015-2019
	  ◦ $50MM annual cap between 2015 – 2018
	  ◦ Remaining balance in 2019

Future Optionality	• Upon completion, AXLL has an option to increase equity interest up to 50% of the cracker's capacity
	  ◦ Purchase price set as proportional construction cost plus ~7.5% capital charge
	  ◦ Option expires 3 years after plant start up

Advantaged ethylene supply with modest capital required

3 | Investor Update: June 17, 2015
© 2015 Axiall Corporation

Capital-Lite JV with Lotte: a “Win-Win” Highly attractive agreement for both parties Allows Axiall to achieve the desired balance of advantaged ethylene feedstock with: Strong balance of flexibility and cost effectiveness Ability to size final participation in line with market conditions at start up Provides Lotte with an anchor customer that can provide certainty around a significant level of capacity utilization Enables access to U.S. Gulf Coast ethane for Lotte’s MEG facility AXIALL Achievement of long-standing strategic goals: 100% chlorine integration 50% ethylene integration LOTTE

Ethylene Partner: Lotte Chemical Lotte Group $43Bn in Revenue Owns 53% of Lotte Chemical Lotte Chemical $13Bn in Revenue $8Bn in Enterprise Value AA+ credit rating (KIS) Lotte is looking to expand its global presence and take advantage of U.S. feedstocks Source: Lotte Chemical Samsung Global Investors Conference, May 2015 Substantial ethylene cracker operating experience: Lotte Chemical’s Korean cracking center yields 2,100 KTA ethylene, plus various downstream products Lotte Chemical’s Malaysian cracker yields 720 KTA ethylene with 2017 expansion to add 92 KTA

Expense-Reduction and Productivity Improvement Program Implementation has already begun Program focused on Corporate / SG&A reduction Reduction in non-energy and raw materials COGS Productivity improvements Total run rate of $100 million to be realized by end of 2016

Increased Financial Flexibility Liquidity $MM Debt Maturity Profile $MM Source: Q1 2015 Form 10-Q Robust liquidity position with no near term maturities

• $100 MM run rate impact by 2016 year-end • Implementation underway • Strengthening asset reliability and operational excellence • Cash deployed on existing core assets and high return projects • Ongoing portfolio review with Aromatics process underway • Excess Cash Flow: Return to Shareholders • 50% of ethylene at advantaged pricing • Prudent balance sheet management: $225 MM capital commitment • Future Optionality - increase ownership up to 50% Focused on Shareholder Value Ethylene Supply Capital Allocation & Portfolio Mgt Expense Reduction & Productivity Improvement $ in millions

Q&A